Exhibit 99.1

Contacts:

Ivana Magovčević-Liebisch
General Counsel and Executive Vice President,
Corporate Communications
(617) 250-5759
imagovcevic@dyax.com

Nicole P. Jones
Associate Director, Investor Relations and
Corporate Communications
(617) 250-5744
njones@dyax.com

Dyax Corp. Announces Second Quarter Financial Results

CAMBRIDGE, MA, July 26, 2006 — Dyax Corp. (Nasdaq: DYAX) today announced financial results for the second quarter ended June 30, 2006.  Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter.

Financial Results:

For the quarter ended June 30, 2006, the Company reported a net loss of $8.7 million or $0.20 per share, as compared to a net loss of $7.9 million or $0.23 per share for the comparable quarter in 2005.  For the six months ended June 30, 2006, Dyax reported a net loss of $18.7 million or $0.45 per share, as compared to a net loss of $16.4 million or $0.50 per share for the comparable six month period in 2005.  On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Accounting for Stock-Based Compensation”.  For the three and six months ended June 30, 2006, it recorded expenses for stock-based compensation of $516,000 and $1.0 million included in research and development and general and administrative expenses, respectively, in our Selected Consolidated Statements of Operations.

Revenues for the second quarter ended June 30, 2006 decreased to $3.4 million as compared to $6.7 million for the comparable quarter in 2005.  Revenues for the six months ended June 30, 2006 decreased to $6.1 million as compared to $10.4 million in the comparable six month period in 2005.  These decreases were primarily due to decreases in revenues associated with DX-890 product manufacturing for the collaboration with Debiopharm in 2006, the recognition of a fully paid patent license option fee during the six months ended June 30, 2005, and a decrease in funded research revenue under our existing and continuing relationships in 2006.  These decreases were partially offset by the recognition in the 2006 periods of a milestone payment received from Debiopharm in December 2005.  The receipt and recognition of clinical milestone payments received from our collaborators and licensees may vary substantially from period-to-period due to the timing of their clinical activities and the applicable period for amortization of the payments.

Research and development expenses for the quarter decreased to $10.5 million as compared to $14.1 million for the comparable period in 2005.  For the sixth months ended June 30, 2006, research and development expenses decreased to $21.1 million as compared to $24.6 million for the comparable period in 2005.  The decrease in research and development expenses for the quarter was primarily a result of decreased manufacturing costs due to the timing of these activities associated with the development of DX-88 for HAE and decreased manufacturing costs associated with the restructuring of the DX-890 product collaboration with Debiopharm.

Under our amended agreement with Debiopharm, signed in December 2005, we are no longer responsible for manufacturing DX-890 for Debiopharm.  During 2006, we were reimbursed for the completion of the technology transfer to Debiopharm and our other DX-890 activities, which were completed in June 2006.  Going forward, we will not have any further revenue or expense associated with DX-890 product manufacturing for Debiopharm.

As of June 30, 2006, Dyax had a total of $63.0 million in cash, cash equivalents, and short-term investments, exclusive of restricted cash, a net increase of $12.3 million from December 31, 2005.  This increase resulted primarily from the $30.1 million in net cash proceeds from our underwritten common stock offering in March 2006, less our operating cash requirements for the six month period.  The main reason for raising these funds was to allow us to proceed with a Phase IIb trial in on-pump CABG surgery as well as move forward our other potential clinical leads.

Corporate Progress:

Henry E. Blair, Chairman and Chief Executive Officer of Dyax, remarked, “During the second quarter, we continued to make advancements in the Phase III (EDEMA3) placebo-controlled trial for our lead indication, DX-88 for HAE.  To date, we have treated approximately two-thirds of the 62 required patients.  The EDEMA3 trial remains on schedule for completion in the second half of 2006.”

With respect to the regulatory pathway for DX-88 in HAE, Mr. Blair explained, “Discussions with the FDA are still ongoing and a meeting has been scheduled for late summer, which should enable us to clarify the requirements for the remaining clinical program as well as the overall plan for the BLA submission.  We will give further guidance with regard to a design of a study and new timelines for the program as soon as practical after the meeting.”

Mr. Blair continued, “Preparations for the Phase IIb 150-patient, placebo-controlled trial for DX-88 for on-pump CABG surgery are well underway.  We are finalizing the protocol and have scheduled an early Fall principal investigator meeting.  We anticipate opening sites by the end of the year.  In addition, our Discovery Research team continued to make progress with the fully human monoclonal antibody DX-2240, which offers a unique mechanism for inhibiting tumor growth and has displayed promising in vivo results when combined with other cancer therapies such as Avastin®.  We had a successful pre-IND meeting for DX-2240 and remain on track to initiate a clinical trial in 2007.”

2006 Guidance:

Regarding Dyax’s financial outlook for the year 2006, Stephen S. Galliker, Executive Vice President of Finance & Administration and Chief Financial Officer of Dyax, commented, “We believe that existing cash and cash equivalents plus anticipated cash flow from product revenues and collaborations will be sufficient to support our current operating plans into 2008.  We do not anticipate our net cash consumption for the year to change and expect to use approximately $40 million in cash to support operations in 2006.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session to discuss second quarter 2006 financial results and company progress.

Date:	Wednesday, July 26, 2006

Time:	10:00 a.m. ET

Telephone Access:	Domestic callers, dial 866-362-4666
International callers, dial 617-597-5313
Passcode 32709501

Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through August 26, 2006 and may be accessed by dialing 888-286-8010.  International callers should dial 617-801-6888.  The replay passcode for all callers is 38597336.  The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on cancer and inflammatory indications.  Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

Dyax’s lead product candidate is DX-88, a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications.  In its joint venture with Genzyme Corporation, Dyax has successfully completed three Phase II trials of DX-88 for the treatment of hereditary angioedema (HAE).  A Phase III trial is ongoing.  Independently, Dyax has successfully completed a Phase I/II trial of DX-88 for the prevention of blood loss during heart surgery (CABG procedures) and is planning a Phase IIb trial for further development of DX-88 in this indication.  DX-88 has orphan drug designation in the U.S. and E.U. for the treatment of angioedema.

Dyax identified DX-88 and other compounds in its pipeline using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets.  Dyax leverages this technology broadly with over 75 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium.  For online information about Dyax, please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp., including statements regarding its future cash resources, projected use of cash, antibody discovery technology, clinical trials of DX-88 and plans for clinical development of other compounds, and ongoing and future collaborations and licenses.  Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes.  The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with:  the timing and results of clinical trials, regulatory review of Dyax’s products and related trials for approval, Dyax’s efforts to develop and commercialize novel products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products developed by or licensed to collaborators, its changing requirements and costs associated with planned research and development activities, intense competition, the uncertainty of patent and intellectual property protection, Dyax’s dependence on key management and key suppliers, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.  EDEMA3 is a service mark of Dyax Corp.

— financial tables follow —

# # #

DYAX CORP.
SELECTED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(In thousands, except share and per share data)

Product development and license fee revenues	$3,424	$6,693	$6,098	$10,400
Operating expenses:
Research and development(1)	10,503	14,064	21,095	24,626
less: Research and development expenses reimbursed by joint venture	(4,326)	(6,054)	(8,233)	(10,082)
Equity loss in joint venture	2,751	3,357	5,196	5,551
General and administrative(2)	3,666	3,393	7,520	6,830
Total operating expenses	12,594	14,760	25,578	26,925

Loss from operations	(9,170)	(8,067)	(19,480)	(16,525)
Other income (expense), net	512	142	825	153

Net loss	$(8,658)	$(7,925)	$(18,655)	$(16,372)

Basic and diluted net loss per share	$(0.20)	$(0.23)	$(0.45)	$(0.50)

Shares used in computing basic and diluted net loss per share	43,578,939	34,167,525	41,354,940	32,881,639

(1)             Includes $286 and $572 of stock-based compensation expense for the three and six months ended June 30, 2006, respectively

(2)             Includes $230 and $449 of stock-based compensation expense for the three and six months ended June 30, 2006, respectively

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

	June 30,	December 31,
	2006	2005
	(In thousands)
Cash and cash equivalents	$14,071	$8,640
Short-term investments	48,939	42,024
Restricted cash	4,377	4,408
Working capital	46,121	41,756
Total assets	85,750	75,917
Stockholders' equity	53,679	40,938